ALLIANCE ALL-MARKET ADVANTAGE FUND

ADDITIONAL INFORMATION
(unaudited)

Supplemental Proxy Information

The Annual Meeting of Stockholders of the Alliance All-Market Advantage Fund, Inc. was held on March 29, 2006/

A description of each proposals:

									Abstain/
									Authority
							Voted for		Withheld

1.  To elect a Class Two Director:
 (term expires in 2008)		D. James Guzy		3,376,117		55,261


2.  To elect Class Three Directors:
     (term expires in 2009)		Marc O. Mayer		3,376,452		54,926
				Marshall C. Turner, Jr.	3,371,184	 	60,194
S:\MF_Legal\FUNDS\AMA-Shareholder Mtg Results 3-2006.doc